UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 10, 2007

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Street Towers, Suite 1360
150 South Fifth Street
Minneapolis, MN 55402
(Address of Principal Executive Offices, including Zip Code)

(612) 333-0021
Registrant’s Telephone Number, including Area Code

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2007, the Compensation Committee of MAIR Holdings, Inc. (the “Company”) approved a Severance Compensation Plan (the “Plan”) for the Company’s employees.  The Plan provides for severance payments upon a qualifying termination of employment and accelerated vesting of options upon a qualifying termination of employment or upon a change-in-control of the Company.  The Plan formalized the Company’s current practice with respect to severance payments to terminated employees who have been employed by the Company for at least 12 months.  The Plan provides for severance compensation to be paid as follows:

•                 employees who are not officers or management director employees will receive 3 weeks of base compensation for each year of service, with a minimum severance benefit of 12 weeks and a maximum severance benefit of 52 weeks;

•                 employees who are management director employees will receive 3 weeks of base compensation for each year of service, with a minimum severance benefit of 16 weeks and a maximum severance benefit of 52 weeks; and

•                 employees who are officers will receive a severance benefit equal to 52 weeks of base compensation.

“Base compensation” under the plan consists of annual salary and targeted annual incentive bonus, each determined as of the date of termination.  The Plan also grants the Compensation Committee the discretion to modify the benefit level above the amounts provided and to authorize payment of pro-rata anticipated bonuses through the date of termination.  In addition to the cash severance benefit, the Plan provides for continued benefits coverage, if available, and provides for the acceleration of vesting for all option holders upon the occurrence of a triggering event.

In connection with the Plan’s authorization, the Compensation Committee authorized the amendment of the Company’s Management Compensation Agreement with Paul F. Foley, the Company’s President and Chief Executive Officer.  The Amendment clarifies that any severance benefits received by Mr. Foley under a Company plan or arrangement other then the Management Compensation Agreement, by reason of termination of his employment without cause, will be applied as an offset against amounts owed to Mr. Foley under the Management Compensation Agreement.

The Compensation Committee also approved Executive Retention Bonus Agreements with each of the Company’s three officers, Mr. Foley, Robert E. Weil and Ruth M. Timm, in connection with the Company’s anticipated receipt of disbursements from the Mesaba Aviation, Inc. (“Mesaba”) liquidating trust established by Mesaba’s plan of reorganization as a result of the Company’s former equity interest in Mesaba.   The Executive Retention Bonus Agreements were authorized to encourage these Company executives to continue in employment with the Company during its transition period and to take all actions possible to facilitate and maximize the equity disbursements to the Company.  The retention bonuses will be payable if the executive remains in active employment through the date the equity disbursement is received.  Bonuses will also be paid if the executive’s employment is terminated without cause after a change in control.  The following table sets forth information concerning potential retention bonuses payable to such executive officers based on the amount of equity disbursements from the liquidating trust:

AMOUNT OF EQUITY DISBURSEMENT
		From	From	From
	Less than	$10 Million up to	$15 Million up to	$20 Million up to	Above
Name	$10 million	$15 Million	$20 Million	$25 Million	$25 Million

Paul F. Foley	None	$250,000 plus 2.0% of amounts above $10 Million	$350,000 plus 1.5% of amounts above $15 Million	$425,000 plus 1.0% of amounts above $20 Million	$475,000 plus 0.5% of amounts above $25 Million

Robert E. Weil	None	$166,666 plus 1.33% of amounts above $10 Million	$233,333 plus 1.0% of amounts above $15 Million	$283,333 plus 0.66% of amounts above $20 Million	$316,666 plus 0.33% of amounts above $25 Million

Ruth M. Timm	None	$83,333 plus 0.66% of amounts above $10 Million	$116,667 plus 0.5% of amounts above $15 Million	$141,667 plus 0.33% of amounts above $20 Million	$158,334 plus 0.16% of amounts above $25 Million

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2007	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel